Exhibit 10.4

WAIVER AND TERMINATION AGREEMENT

This Waiver and Termination Agreement (this “Agreement”) is executed as of this      day of March 2009 by and between American Tower Corporation, a Delaware corporation and its subsidiaries and affiliates (collectively the “Company”) and                                          (“Employee,” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, pursuant to that certain letter dated                      (the “Employment Letter”), the Company has agreed to provide certain benefits to the Employee in the event the Employee’s employment is terminated by the Company in certain circumstances;

WHEREAS, the Company has implemented the American Tower Corporation Severance Program (the “Program”), which provides for certain benefits to eligible Company employees in the event an employee’s employment is terminated by the Company in certain circumstances;

WHEREAS, the rights provided for under the Program apply only to employees who are not otherwise eligible for severance benefits under an individual agreement with the Company;

WHEREAS, the Employee desires to waive all rights to the benefits afforded under the Employment Letter in favor of the rights afforded under the Program and terminate the Employment Letter in its entirety; and

WHEREAS, the Parties have agreed to the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	To the extent the Employment Letter was a legally binding or enforceable obligation of the Company, the Employee and the Company hereby agree to waive the terms and conditions contained in the Employment Letter and to terminate the Employment Letter in its entirety effective as of the date of this Agreement. The Parties agree and acknowledge that the benefits provided for in this Agreement replace and supersede in their entirety any and all benefits that may have been afforded the Employee under the Employment Letter.

2.	Effective as of the date of this Agreement, the Employee shall be considered a Participant under the Program, as defined therein, and shall be eligible for all benefits provided thereunder, subject to the terms and conditions thereof.

3.	The Employee’s employment with the Company is considered at will, which means that the Employee’s employment may be terminated at any time by the Company for any reason, with or without advance notice. In the event the Employee’s employment is terminated by the Company, the Employee shall be eligible to receive only those benefits provided under the Program and only to the extent the Employee satisfies the terms and conditions contained therein.

4.	This Agreement shall be binding upon the Parties, their heirs, successors and assigns, and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties.

5.	This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Waiver and Termination Agreement on the date and year first above written.

EMPLOYEE

Name:

AMERICAN TOWER CORPORATION

By:
Its: